                           JONES, DAY, REAVIS & POGUE
                           3500 ONE PEACHTREE CENTER
                              303 PEACHTREE STREET
                             ATLANTA, GEORGIA 30308

                                                             November     , 1996

HBO & Company
301 Perimeter Center North
Atlanta, Georgia 30346

Gentlemen:

    We have acted as counsel to HBO & Company, a Delaware corporation (the "Company"), in connection with the registration of 893,748 shares of Common Stock, $.05 par value per share, of the Company (the "Shares"), pursuant to a
Registration Statement on Form S-3 (File No. 333-    ) (the "Registration
Statement"), filed with the Securities and Exchange Commission, to which this opinion appears as Exhibit 5.

    We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company, and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinion:

        The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to this Firm under the heading "Certain Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                          Sincerely,
                                          JONES, DAY, REAVIS & POGUE